EXHIBIT 99

UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592

United Community Financial Corp. Announces
Earnings for Third Quarter 2004

YOUNGSTOWN, Ohio (October 20, 2004) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $3.0 million, or $0.10 per diluted share, for the quarter ended September 30, 2004, compared to $5.8 million, or $0.17 per diluted share, for the third quarter of 2003. Annualized return on average equity for the third quarter of 2004 was 4.86% versus 8.28% for the same period in 2003.

For the nine months ended September 30, 2004, net income was $13.5 million, or $0.45 per diluted share, compared with $17.8 million, or $0.55 per diluted share, for the nine months ended September 30, 2003. Annualized return on average equity for the nine months of 2004 was 7.03%, as compared to 8.58% in the prior year.

Chairman and Chief Executive Officer Douglas M. McKay commented, “When comparing the first three quarters of 2004 with the same period last year, two items stand out. First and foremost, the provision for loan losses has been larger than anticipated this year. The other factor, which I have discussed previously, is that loan sale gains have declined significantly from previous years as anticipated. Aside from the increased provision for loan losses, results for 2004 to date have been in line with our expectations.”

Third Quarter Results

Net interest income totaled $18.5 million for the third quarter 2004 compared to $17.5 million for the third quarter of 2003. This increase was the result of a 12.6% increase in average interest earning assets offset by lower yields received on these assets. Growth in average loans continues to drive the increase in average interest earning assets, as average loans increased 21.0% over the third quarter of 2003.

The net interest margin for the third quarter of 2004 was 3.55% compared to 3.79% for the same period a year ago. While the Company has continued to shift dollars from lower yielding investments to loans, the Company’s net interest margin has declined as a result of the continued low interest rate environment.

The provision for loan losses increased $4.3 million for the three months ended September 30, 2004, compared to the same period in 2003. The increase in the provision for loan losses was primarily a result of a determination that during the quarter impairment charges totaling $4.0 million were necessary for twenty-one consumer loans and two commercial loans. At September 30, 2004, the outstanding principal balance of the impaired loans was $13.7 million, which includes $8.4 million of consumer loans and $5.3 million of commercial loans.

Total non-interest income decreased $1.6 million to $8.7 million for the three months ended September 30, 2004, compared to $10.3 million for the same period in 2003. During the third quarter of 2004, Home Savings realized gains on the sale of loans in the amount of $807,000 compared to $2.5 million during the third quarter of 2003. Partially offsetting the reduced gain on loans sold was an increase of $818,000 in service fees and other charges.

Year to Date Results

Net income for the first nine months of 2004 decreased $4.3 million from the same period in 2003. The decrease is attributed to a decrease in non-interest income of $3.8 million and an increase in the provision for loan losses of $3.7 million. These changes were offset partially by a decrease in the provision for income taxes of $2.5 million.

Net interest income increased $490,000 as a result of a $1.4 million decrease in interest income offset by a decrease in interest expense of $1.9 million. The decrease in interest income is a result of a 47 basis point decrease in yield on interest earning assets caused by the continued repricing of assets in a low rate environment. The Company offset partially the effect of low rates on interest income by shifting funds from securities to loans. The average balance of securities dropped $59.8 million while the average balance of loans increased $228.7 million. Interest expense decreased $1.9 million primarily as a result of a 31 basis point reduction in the cost of total interest bearing liabilities offset by an increase of $116.9 million in total interest bearing liabilities.

The provision for loan losses increased $3.7 million for the nine months ended September 30, 2004, compared to the first nine months of 2003. This increase was due to the impairment charges discussed above.

Non-interest income for the first nine months decreased as a result of a reduction in gains on loans sold of $8.4 million. This decrease was offset partially by increases in service fees and other charges of $3.0 million and brokerage commissions of $1.5 million.

Non-interest expense for the first nine months decreased $250,000 primarily as a result of decreases in equipment and data processing of $408,000, advertising in the amount of $311,000 and amortization of the core deposit intangible of $336,000.

The provision for income tax decreased $2.5 million during the first nine months of 2004 compared to the same period in 2003 as a result of lower pretax income in 2004 than in 2003. The effective tax rate at September 30, 2004, was 34.6% as compared to 35.0% for the same period in 2003.

Financial Condition

United Community’s return on average assets and return on average equity were 0.85% and 7.03%, respectively, for the nine months ended September 30, 2004. The returns on average assets and average equity were 0.55% and 4.86%, respectively, for the three months ended September 30, 2004.

Total assets increased by $154.8 million, or 7.5%, to $2.2 billion at September 30, 2004, compared to December 31, 2003. The net change in assets was a result of increases of $200.3 million in net loans, $21.1 million in loans held for sale, $13.2 million in trading securities and $2.9 million in other assets, partially offset by decreases of $46.0 million in cash and cash equivalents and $37.7 million in available for sale securities. Total liabilities increased $186.8 million primarily as a result of a $69.1 million increase in interest bearing deposits, a $12.1 million increase in non-interest bearing deposits and a $113.5 million increase in borrowings.

Net loans increased $200.3 million, or 12.7%, from December 31, 2003, to September 30, 2004. Home Savings had increases of $73.3 million in real estate loans, $48.7 million in construction loans, $57.1 million in consumer loans and $25.9 million in commercial loans. The allowance for loan losses increased $5.6 million at September 30, 2004 to $20.7 million from $15.1 million at December 31, 2003. The allowance for loan losses is monitored closely and may be increased or decreased depending on a variety of factors such as levels and trends of delinquencies, chargeoffs and recoveries and perceived risk in the portfolios. The allowance for loan losses as a percentage of total loans was 1.15% at September 30, 2004, compared to 0.96% at December 31, 2003.

The increase on borrowed funds was due primarily to an increase in short-term borrowings of $106.2 million from December 31, 2003, to September 30, 2004. These funds were used to fund loan growth in excess of deposit growth in addition to the completion of the self-tender offer during the first quarter of 2004.

Total shareholders’ equity decreased $32.0 million from December 31, 2003 to September 30, 2004, largely due to the self-tender offer. Tangible book value and book value as of September 30, 2004, were $6.77 and $7.95 per share, respectively. For the period ending December 31, 2003, tangible book value and book value were $7.11 and $8.21 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 36 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community’s web site: www.ucfconline.com.

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     When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	September 30, 2004	December 31, 2003
	(In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):
ASSETS
Cash and cash equivalents	$35,181	$81,155
Securities	218,691	243,125
Federal Home Loan Bank stock	22,601	21,924
Loans held for sale	58,836	37,715
Loans	1,797,539	1,591,605
Allowance for loan losses	(20,747)	(15,111)
Real estate owned	699	1,299
Goodwill	33,593	33,593
Core deposit intangible	3,087	3,787
Cash surrender value of life insurance	21,193	20,496
Other assets	57,966	54,245

Total assets	$2,228,639	$2,073,833

LIABILITIES
Deposits
Interest-bearing	$1,429,373	$1,360,256
Noninterest-bearing	75,522	63,442
Other borrowed funds
Short-term	265,325	159,135
Long-term	186,626	179,328
Other liabilities	23,956	31,836

Total liabilities	1,980,802	1,793,997
SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued at September 30, 2004	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 and 37,804,457 issued, respectively	140,928	139,526
Retained earnings	191,540	185,495
Other comprehensive income	821	1,124
Unearned compensation	(15,386)	(16,752)
Treasury stock, at cost; 6,627,870 and 3,718,542 shares, respectively	(70,066)	(29,557)

Total shareholders’ equity	247,837	279,836

Total liabilities and shareholders’ equity	$2,228,639	$2,073,833

Book value per share	$7.95	$8.21
Tangible book value per share	$6.77	$7.11

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):
Interest income	$28,986	$27,045	$83,710	$85,091
Interest expense	10,497	9,515	29,052	30,923

Net interest income	18,489	17,530	54,658	54,168
Provision for loan losses	4,844	571	6,672	2,969
Noninterest income:
Commissions	4,001	3,923	12,548	11,012
Service fees and other charges	3,052	2,234	8,642	5,666
Underwriting and investment banking	229	720	802	1,025
Net gains (losses)
Loans sold	807	2,449	2,496	10,888
Securities	(99)	128	1,037	933
Other	(25)	—	(22)	(45)
Other income	713	849	2,162	1,965

Total noninterest income	8,678	10,303	27,665	31,444
Noninterest expense:
Salaries and employee benefits	11,227	11,679	35,045	34,519
Occupancy	924	968	2,758	2,713
Equipment and data processing	2,276	2,401	6,811	7,219
Amortization of core deposit intangible	213	307	699	1,035
Other noninterest expense	3,078	3,014	9,689	9,766

Total noninterest expense	17,718	18,369	55,002	55,252

Income before taxes	4,605	8,893	20,649	27,391
Income taxes	1,574	3,110	7,143	9,600

Net income	$3,031	$5,783	$13,506	$17,791

Basic earnings per share	$0.11	$0.18	$0.46	$0.56
Diluted earnings per share	$0.10	$0.17	$0.45	$0.55
Dividends paid per share	$0.075	$0.075	$0.225	$0.225

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	March 31,
	2004	2004	2004
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):
Net loans (including allowance for loan losses of $20,747, $16,306 and $15,253, respectively)	$1,794,624	$1,708,032	$1,619,186
Loans held for sale	17,852	20,345	18,756
Securities	229,524	224,737	236,330
Margin accounts	14,427	13,950	13,783
Other interest-earning assets	26,368	28,031	28,030
Total interest-earning assets	2,082,795	1,995,095	1,916,085
Total assets	2,216,401	2,127,558	2,045,992
Certificates of deposit	791,591	748,365	730,139
Interest-bearing checking, demand and savings accounts	610,603	620,608	619,102
Other-interest bearing liabilities	451,931	395,917	314,336
Total interest-bearing liabilities	1,854,125	1,764,890	1,663,577
Noninterest-bearing deposits	76,297	73,845	68,199
Total noninterest-bearing liabilities	112,791	116,177	109,358
Total liabilities	1,966,916	1,881,067	1,772,935
Shareholders’ equity	249,485	246,491	273,057
Common shares outstanding for basic EPS calculation	28,629	28,537	30,861
Common shares outstanding for diluted EPS calculation	29,031	29,007	31,328
SUPPLEMENTAL LOAN DATA:
Loans originated	$300,806	$394,895	$256,624
Loans purchased	48,910	43,810	46,135
Loans sold	49,151	71,133	46,539
Loan chargeoffs	404	419	352
Recoveries on loans	36	68	35

	As of	As of	As of
	September 30,	June 30,	March 31,
	2004	2004	2003
	(Dollars in thousands, except employee data)
SUPPLEMENTAL DATA:
Nonaccrual loans	$14,432	$12,650	$12,178
Restructured loans	1,183	1,075	944
Other real estate owned	699	637	1,449
Total nonperforming assets	16,314	14,362	14,571
Loans serviced for others	646,670	642,847	633,703
Number of full time equivalent employees	804	772	782
Securities trading	28,827	29,568	28,159
Securities available for sale	189,864	198,506	190,179
Federal Home Loan Bank stock	22,601	22,362	22,142
REGULATORY CAPITAL DATA:
Tier 1 leverage ratio	8.18%	8.33%	8.35%
Tier 1 risk-based capital ratio	9.56%	9.49%	9.68%
Total risk-based capital ratio	10.71%	10.40%	10.58%